Exhibit 99.01

Eastman Announces First-Quarter 2020 Financial Results

KINGSPORT, Tenn., April 30, 2020 – Eastman Chemical Company (NYSE:EMN) announced its first-quarter 2020 financial results.

(In millions, except per share amounts)	1Q2020	1Q2019
Sales revenue	$2,241	$2,380
Earnings before interest and taxes ("EBIT")	368	320
Adjusted EBIT*	382	352
Earnings per diluted share	1.89	1.49
Adjusted earnings per diluted share*	2.03	1.77
Net cash provided by (used in) operating activities	171	(5)
Free cash flow*	72	(111)

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow and of adjusted EBIT margins, and reconciliations to reported company and segment earnings and to cash provided by (used in) operating activities, see Tables 1, 3A, 3B, 4A, 4B, 5A and 5B.

"We delivered strong year-over-year earnings growth and impressive free cash flow, demonstrating the power of our innovation and the discipline of our operational execution," said Mark Costa, Board Chair and CEO. "However, the impact of the COVID-19 global pandemic has resulted in unprecedented challenges as we move forward. I'm proud of how we have responded by taking actions to keep our employees safe and maintain the operational integrity of our manufacturing facilities. We also moved quickly to generate strong cash flow and ensure we had significant sources of liquidity. We are well-positioned to be resilient through this difficult period and to rebound strongly when global economic growth returns."

Corporate Results 1Q 2020 versus 1Q 2019

Sales revenue decreased primarily due to lower selling prices. The lower selling prices were primarily due to lower raw material and energy prices and increased competitive activity, particularly for Chemical Intermediates and tire additives and adhesives resins product lines in the Additives & Functional Products segment. Sales volume modestly increased in personal care and wellness, water treatment, architectural coatings, agriculture, and consumables end markets. This growth was mostly offset by lower volume attributed to weak demand in transportation and textile end markets due to COVID-19.

Reported and adjusted EBIT increased due to higher sales volume, lower raw material and energy costs, and lower variable compensation costs. This growth was partially offset by $20-$30 million lower volume and less favorable product mix as a result of COVID-19 and an unfavorable shift in foreign currency exchange rates. Adjusted EBIT margin increased by 220 basis points.

Segment Results 1Q 2020 versus 1Q 2019

Additives & Functional Products – Sales revenue decreased primarily due to lower selling prices across the segment and an unfavorable shift in foreign currency exchange rates partially offset by higher sales volume of care chemicals, water treatment, architectural coatings, and adhesives resins product lines. The lower selling prices were due to increased competitive activity for certain adhesives resins, tire additives, and animal nutrition products constituting the approximately one-third of segment revenue for which management is evaluating strategic alternatives. Lower raw material prices also contributed to price declines, particularly for care chemicals cost-pass-through contracts. Demand in transportation end markets was negatively impacted by COVID-19.

Reported and adjusted EBIT was relatively unchanged primarily due to higher sales volume being offset by $5-$10 million lower volume and less favorable product mix as a result of COVID-19. Spreads were flat as lower selling prices were offset by lower raw material and energy costs.

Advanced Materials – Sales revenue decreased due to lower selling prices, less favorable product mix and an unfavorable shift in foreign currency exchange rates. Lower selling prices were primarily due to lower raw material prices. COVID-19 negatively impacted demand for advanced interlayers and performance films, particularly in China, resulting in lower sales volumes and a less favorable product mix.

Reported EBIT included an asset impairment charge in first quarter 2020. Adjusted EBIT increased primarily due to lower raw material costs more than offsetting lower selling prices, partially offset by $15-$20 million lower volume and less favorable product mix as a result of COVID-19, and an unfavorable shift in foreign currency exchange rates.

Chemical Intermediates – Sales revenue decreased due to lower selling prices across the segment due to lower raw material prices.

Reported and adjusted EBIT increased primarily due to lower costs and recognition of the first installment of technology licensing earnings. Spreads were flat as lower selling prices were offset by lower raw material and energy costs.

Fibers – Sales revenue was relatively unchanged. Acetate tow sales volume was stable. Demand for textiles products was negatively impacted by COVID-19.

EBIT increased primarily due to lower costs.

Cash Flow

In first quarter 2020, cash from operating activities was $171 million and free cash flow (cash from operating activities less net capital expenditures) was $72 million, reflecting disciplined working capital management. In first quarter 2020, the company returned $120 million to stockholders, with $90 million of dividends and $30 million of share repurchases. See Tables 5A and 5B.

Priorities for uses of available cash include payment of the quarterly dividend, repayment of substantially more than $400 million of debt, and modest share repurchases to offset dilution.

2020 Outlook

Commenting on the outlook for full-year 2020, Costa said: "In this extraordinarily challenging environment, visibility is severely limited. As a result, we are focused on the things we can control. First, we are substantially increasing our cost reduction targets to be approximately $150 million of net savings, including adjusting our operations to end-market demand, significantly reducing discretionary spend, and deferring some site turnarounds. In addition, we’ve taken steps to strengthen our cash flow including reducing capital expenditures by approximately $100 million to between $325 and $375 million. We also expect working capital to be a source of more than $250 million of cash flow beyond our previous expectations. Our capital allocation will remain disciplined, including funding our attractive dividend, reducing debt by substantially more than our original target of $400 million, and limiting share repurchases to offset dilution."

Due to the heightened level of uncertainty related to the impact of COVID-19, the company is withdrawing its 2020 full-year earnings and cash flow forecast guidance.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions and the impact of the COVID-19 coronavirus pandemic; competitive position and acceptance of specialty products in key markets; mix of products sold; and raw material and energy prices and costs, and other costs; and cash flow, liquidity, and debt repayment for full-year 2020. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2019 available, and the Form 10-Q to be filed for first quarter 2020 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on May 1, 2020 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to www.investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at www.investors.eastman.com at approximately 5:00 p.m. ET on April 30, 2020. To listen via telephone, the dial-in number is 323-994-2093, passcode number 6063502. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, May 1, 2020 to 11:00 a.m. ET, May 11, 2020 at 888-203-1112 or 719-457-0820, passcode 6063502.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company's innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end-markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2019 revenues of approximately $9.3 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.
# # #
Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 30, 2020

For Eastman Chemical Company First Quarter 2020 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2020	2019
Sales	$2,241	$2,380
Cost of sales	1,664	1,806
Gross profit	577	574
Selling, general and administrative expenses	160	187
Research and development expenses	61	58
Asset impairments and restructuring charges, net	14	32
Other components of post-employment (benefit) cost, net	(30)	(21)
Other (income) charges, net	4	(2)
Earnings before interest and taxes	368	320
Net interest expense	52	56
Earnings before income taxes	316	264
Provision for income taxes	56	55
Net earnings	260	209
Less: Net earnings attributable to noncontrolling interest	2	—
Net earnings attributable to Eastman	$258	$209

Basic earnings per share attributable to Eastman	$1.90	$1.50
Diluted earnings per share attributable to Eastman	$1.89	$1.49

Shares (in millions) outstanding at end of period	135.9	138.6
Shares (in millions) used for earnings per share calculation
Basic	136.0	139.0
Diluted	136.5	140.1

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2020	2019
Sales by Segment
Additives & Functional Products	$822	$855
Advanced Materials	615	657
Chemical Intermediates	592	655
Fibers	212	213
Total Eastman Chemical Company	$2,241	$2,380

Table 2B – Sales Revenue Change

	First Quarter 2020 Compared to First Quarter 2019
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(4)%	3%	(6)%	(1)%
Advanced Materials	(7)%	(3)%	(3)%	(1)%
Chemical Intermediates	(9)%	—%	(9)%	—%
Fibers	—%	1%	(1)%	—%

Total Eastman Chemical Company	(6)%	1%	(6)%	(1)%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2020	2019
Sales by Customer Location
United States and Canada	$980	$1,000
Asia Pacific	495	553
Europe, Middle East, and Africa	631	689
Latin America	135	138
Total Eastman Chemical Company	$2,241	$2,380

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2020	2019
Additives & Functional Products
Earnings before interest and taxes	$143	$146
Asset impairments and restructuring charges, net (2)	6	4
Excluding non-core item	149	150
Advanced Materials
Earnings before interest and taxes	100	102
Asset impairments and restructuring charges, net (3)	7	—
Excluding non-core item	107	102
Chemical Intermediates
Earnings before interest and taxes	80	73
Asset impairments and restructuring charges, net (4)	1	—
Excluding non-core item	81	73
Fibers
Earnings before interest and taxes	53	42
Other
Loss before interest and taxes	(8)	(43)
Asset impairments and restructuring charges, net	—	28
Excluding non-core items	(8)	(15)

Total Eastman Chemical Company
Earnings before interest and taxes	368	320
Asset impairments and restructuring charges, net	14	32
Total earnings before interest and taxes excluding non-core items	$382	$352

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$368	$320
Asset impairments and restructuring charges, net	14	32
Total earnings before interest and taxes excluding non-core items	$382	$352

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for first quarter 2019 for descriptions of first three months 2019 non-core items.
(2)First quarter 2020 charges of $4 million for a manufacturing facility in Asia Pacific and an intangible asset impairment charge of $2 million for customer relationships.
(3)Charges for closure of a manufacturing facility in North America as part of ongoing site optimization actions.
(4)Severance charges for the previously disclosed plan to discontinue production of certain products at the Singapore manufacturing site by the end of 2020.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	First Quarter
(Dollars in millions, unaudited)	2020		2019
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$149	18.1%	$150	17.5%
Advanced Materials	107	17.4%	102	15.5%
Chemical Intermediates	81	13.7%	73	11.1%
Fibers	53	25.0%	42	19.7%
Total segment EBIT excluding non-core items	390	17.4%	367	15.4%
Other	(8)		(15)
Total EBIT excluding non-core items	$382	17.0%	$352	14.8%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$368	$316	$56	18%	$258	$1.89
Non-Core Items: (1)
Asset impairments and restructuring charges, net	14	14	3		11	0.08
Interim adjustment to tax provision (2)	—	—	(8)		8	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$382	$330	$51	16%	$277	$2.03

	First Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$320	$264	$55	21%	$209	$1.49
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	32	32	6		26	0.18
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(10)		10	0.07
Interim adjustment to tax provision (2)	—	—	(3)		3	0.03
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$352	$296	$48	17%	$248	$1.77

(1)See Table 3A for description of first quarter 2020 and 2019 non-core items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2020 and 2019 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months (1)
	2020	2019
Effective tax rate	18%	21%
Discrete tax items (2)	(1)%	—%
Tax impact of current year non-core and unusual items (3)	1%	(2)%
Forecasted full year impact of expected tax events	(2)%	(2)%
Forecasted full year effective tax rate	16%	17%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent and 16.5 percent for first three months 2020 and 2019, respectively.
(2)"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete items for first three months 2020 are for share based compensation expense and interest expense on uncertain tax positions.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	First Quarter
(Dollars in millions, unaudited)	2020	2019
Operating activities
Net earnings	$260	$209
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	139	155
Asset impairment charges	9	—
Provision for deferred income taxes	12	4
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(72)	(149)
(Increase) decrease in inventories	(18)	(122)
Increase (decrease) in trade payables	(104)	(42)
Pension and other postretirement contributions (in excess of ) less than expenses	(52)	(36)
Variable compensation (in excess of) less than expenses	(74)	(77)
Other items, net	71	53
Net cash provided by (used in) operating activities	171	(5)
Investing activities
Additions to properties and equipment	(99)	(106)
Acquisitions, net of cash acquired	—	(19)
Other items, net	(2)	—
Net cash used in investing activities	(101)	(125)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	539	370
Proceeds from borrowings	—	125
Repayment of borrowings	—	(175)
Dividends paid to stockholders	(90)	(87)
Treasury stock purchases	(30)	(125)
Other items, net	(11)	(6)
Net cash provided by financing activities	408	102
Effect of exchange rate changes on cash and cash equivalents	(2)	(3)
Net change in cash and cash equivalents	476	(31)
Cash and cash equivalents at beginning of period	204	226
Cash and cash equivalents at end of period	$680	$195

Table 5B – Net Cash Provided By (Used In) Operating Activities to Free Cash Flow Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2020	2019
Net cash provided by (used in) operating activities	$171	$(5)
Capital expenditures	(99)	(106)
Free cash flow	$72	$(111)

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2020	2019
Total borrowings	$6,294	$5,782
Less: Cash and cash equivalents	680	204
Net debt	$5,614	$5,578